Exhibit 99.2

Edgewater Technology, Inc. Acquires Mid-Atlantic Systems Integration Provider, Intelix, Inc.

WAKEFIELD, Mass.—June 3, 2003—Custom development and system integration consulting firm, Edgewater Technology, Inc. (NASDAQ: EDGW, www.edgewater.com, “Edgewater Technology” or the “Company”), today announced it has completed the acquisition of Intelix, Inc., a northern Virginia-based custom software and systems integration development firm.

The acquisition will be accounted for as a stock purchase, with $1.7 million paid in upfront consideration and a potential earn-out amount contingent upon meeting performance objectives during the 2003 fiscal year.

Edgewater Technology believes that acquiring Intelix achieves the following strategic goals:

•	Provides a solid mid-Atlantic presence and marquee clients;

•	Leverages organic growth enjoyed by both organizations;

•	Expands Edgewater’s vertical expertise in areas such as telecommunications and real estate.

“The Intelix acquisition fulfills all of the key criteria that we were looking for: an attractive geographic presence, a history of delivery excellence, solid client retention, new vertical offerings, and complimentary cultures. We are delighted to welcome Intelix’s staff and customers to Edgewater,” said Shirley Singleton, President and Chief Executive Officer of Edgewater Technology, Inc. “The acquisition of Intelix will enable Edgewater to diversify our client base, expand our vertical offerings, and provide a positive impact on 2003 revenues and profitability.”

“Intelix has been seeking an opportunity to join an organization whose mid-market focus, core competencies and company culture complement our own,” stated Intelix Founder, President and CEO, Peter Kolovos. “We are impressed with Edgewater Technology’s management, strong operational metrics, and plans for the future. Their proven commitment to deliver innovative vertically-focused technology solutions to the middle market fits well with our strengths and enables us to expand our core competencies of vertical and technical expertise.”

Located in Fairfax, Virginia, Intelix delivers business solutions by combining technology expertise and industry insight, including telecommunications and real estate, to achieve client business goals. Since its founding in 1997, Intelix has focused on Custom Application Development, Enterprise Application Integration and Technology Strategy & Assessment for solutions in Web Enablement, Content Management, Enterprise Information Portals, and Business Intelligence & Analytics. With 37 employees, Intelix currently provides mission critical leadership and solutions to mid-market companies & organizations, Global 2000 firms, and government agencies. Clients include Verizon, Nextel, Equant, Marriott, Riggs Bank, Booz-Allen & Hamilton, and the University of Virginia. It has been recently named to the Top 10 of the Virginia Chamber of Commerce’s Fantastic 50 list, a ranking of the 50 fastest growing private companies headquartered in Virginia.

DecisionPoint International, a boutique technology investment bank, represented Edgewater Technology in this transaction.

About Edgewater Technology, Inc.

Founded in 1992, Edgewater Technology, Inc. is an award-winning consulting and systems integration firm that specializes in tailored technology solutions for middle-market companies and divisions of Global 2000 companies. Headquartered in Wakefield, Massachusetts, the company has taken a partnership approach with its clients, targeting strategic, mission-critical applications. Edgewater Technology services its client base by leveraging a combination of leading-edge technologies and proven reengineering techniques provided by its network of national solutions centers strategically positioned across the United States. For further information, visit www.edgewater.com or call 781-246-3343.

This Press Release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements made with respect to our sales pipeline, utilization, revenue growth, sales activity, sales, profitability with respect to our third quarter 2003 results. The forward looking statements included in the Press Release relate to future events or our future financial conditions or performance, Words such as “will,” “are,” “provide,” “continue,” “remain,” “optimistic” or the negative thereof or variations thereon and similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on our current plans or assessments that are believed to be reasonable as of the date of this Press Release. Factors that may cause actual results, goals, targets or objectives to differ materially from those contemplated, projected, forecast, estimated, anticipated, planned or budgeted in such forward-looking statements include, among others, the following possibilities: (1) the inability to promptly and effectively integrate Intelix, Inc. into the Company’s operations, culture and back office administrative support areas; (2) loss of one or more key customers or key employees of Intelix, Inc. (3) changes in industry trends, such as decline in the demand for custom development and system integration services and/or spending delays with existing information technology services projects; (4) failure to obtain new customers or retain significant existing customers; (5) loss of key executives; (6) general economic and business conditions (whether foreign, national, state or local) which include but are not limited to changes in interest or currently exchange rates and the overall demand for information technology services and/or spending delays for existing information technology services; (7) failure of the general economy or IT services spending to rebound or otherwise improve; (8) lack of available growth opportunities; (9) the inability to maintain, sustain or grow revenues; (10)failure of middle-market companies to spend amounts on IT projects, whether short-term or long-term; and (11) any changes in ownership of the Company or otherwise that would result in a limitation on the use of the net operating loss carry forward under applicable tax laws. Actual events or results may differ materially from those discussed, contemplated, forecasted, estimated, anticipated, planned or implied in the forward-looking statements as a result of the various factors described above and those further set forth under the heading “Business- Factors Affecting Finances, Business Prospects and Stock Volatility” in the Company’s Form 10-K filed with the Securities and Exchange Commission on March 28, 2003.

Contact:

Edgewater Technology, Inc.

Kevin R. Rhodes, 781/246-3343

or

Barbara Warren-Sica, 781/246-3343